ISSUER FREE WRITING PROSPECTUS No. 2016B Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated May 15, 2014 Deutsche Bank AG Airbag Performance Securities
Linked to the Common Stock of Exxon Mobil Corporation due on or about June 3, 2019
Investment Description
The Airbag Performance Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of Exxon Mobil Corporation (the “Underlying”). If the Underlying Return is positive, Deutsche Bank AG will repay the Face Amount of the Securities at maturity and pay a return equal to the Underlying Return multiplied by the Participation Rate of between 175.00% and 190.00% (the actual Participation Rate will be determined on the Trade Date). If the Underlying Return is zero or negative, but is not less than the Threshold Percentage of -20.00%, Deutsche Bank AG will repay the Face Amount of the Securities at maturity. However, if the Underlying Return is negative and less than the Threshold Percentage, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount to investors of 1.25% for each 1% decline in the price of the Underlying in excess of the Threshold Percentage, up to a complete loss of the Face Amount. Investing in the Securities involves significant risks. You will not receive coupon payments during the 5-year term of the Securities. You may lose some or all of your initial investment. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates1
❑ Participation in Positive Underlying Returns: If the Underlying Return is positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the Underlying Return multiplied by the Participation Rate. If the Underlying Return is negative, investors may be exposed to the decline in the Underlying at maturity.
❑ Downside Exposure with Contingent Repayment of the Face Amount at Maturity: If the Underlying Return is zero or negative but is not less than the Threshold Percentage of -20.00%, the Issuer will repay the Face Amount of the Securities at maturity. However, if the Underlying Return is negative and less than the Threshold Percentage, the Issuer will pay less than the Face Amount of the Securities, resulting in a loss on the Face Amount to investors of 1.25% for each 1% decline in the price of the Underlying in excess of the Threshold Percentage, up to a complete loss of the Face Amount. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date2 Final Valuation Date3 Maturity Date3	May 28, 2014 May 30, 2014 May 28, 2019 June 3, 2019
1          Expected.
2          We expect to deliver the Securities against payment on or about the second business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
3          See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Airbag Performance Securities linked to the performance of the common stock of Exxon Mobil Corporation. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying. The Initial Price and Participation Rate will be determined on the Trade Date. The Securities are the unsubordinated and unsecured obligations of Deutsche Bank AG. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000 thereof.
Underlying	Initial Price	Participation Rate	Downside Participation Factor	Threshold Percentage	CUSIP/ ISIN
Common stock of Exxon Mobil Corporation (Ticker: XOM)		$175.00% to 190.00%	1.25	-20.00%	25155Q383 / US25155Q3838
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this free writing prospectus.
The Issuer’s estimated value of the Securities on the Trade Date is approximately $926.00 to $946.00 per $1,000 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying product supplement B, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public(1)		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Airbag Performance Securities linked to the common stock of Exxon Mobil Corporation		$$1,000.00		$$35.00		$$965.00

(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately twelve months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the SEC website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Airbag Performance Securities that are offered hereby, unless the context otherwise requires.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Closing Price” in this free writing prospectus shall be deemed to refer to “Closing Level,” as used in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of some or all of your initial investment and are willing to make an investment that can have up to the full downside market risk of an investment in the Underlying.

♦    You believe that the price of the Underlying will increase over the term of the Securities.

♦    You would be willing to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦    You do not seek current income from your investment and are willing to forgo any dividends or any other distributions paid on the Underlying.

♦    You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any repayment of the Face Amount.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of some or all of your initial investment, and you are not willing to make an investment that can have up to the full downside market risk of an investment in the Underlying.

♦    You believe that the price of the Underlying will decline during the term of the Securities such that the negative Underlying Return is likely less than the Threshold Percentage on the Final Valuation Date.

♦    You would be unwilling to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦    You seek current income from this investment or prefer to receive any dividends and any other distributions paid on the Underlying.

♦    You are unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$1,000 per Security. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 5 years
Trade Date1	May 28, 2014
Settlement Date1	May 30, 2014
Final Valuation Date1, 2	May 28, 2019
Maturity Date1, 2, 3	June 3, 2019
Underlying	Common stock of Exxon Mobil Corporation (Ticker: XOM)
Threshold Percentage	-20.00%
Participation Rate	175.00% to 190.00%. The actual Participation Rate will be determined on the Trade Date.
Downside Participation Factor	1.25
Payment at Maturity (per $1,000 Face Amount of Securities)
If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Securities that provides you with the Face Amount of $1,000 plus a return equal to the Underlying Return multiplied by the Participation Rate, calculated as follows:

$1,000 + ($1,000 × Underlying Return × Participation Rate)

If the Underlying Return is zero or negative but is not less than the Threshold Percentage on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment of $1,000 per $1,000 Face Amount of Securities.

If the Underlying Return is negative and less than the Threshold Percentage on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $1,000 per $1,000 Face Amount of Securities, resulting in a loss on the Face Amount of 1.25% for each 1% decline in the price of the Underlying in excess of the Threshold Percentage, calculated as follows:

$1,000 + [$1,000 × (Underlying Return - Threshold Percentage) x Downside Participation Factor]

In this scenario, you will lose some or all of the Face Amount.

Underlying Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price of the Underlying on the Trade Date
Final Price	The Closing Price of the Underlying on the Final Valuation Date
Closing Price	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor
Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE FACE AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying (Initial Price) is observed and the Participation Rate is set.

Maturity Date:
The Final Price and Underlying Return are determined on the Final Valuation Date.

If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Securities that provides you with the Face Amount of $1,000 plus a return equal to the Underlying Return multiplied by the Participation Rate, calculated as follows:

$1,000 + ($1,000 x Underlying Return x Participation Rate)

If the Underlying Return is zero or negative but is not less than the Threshold Percentage on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment of $1,000 per $1,000 Face Amount of Securities.

If the Underlying Return is negative and less than the Threshold Percentage on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $1,000 per $1,000 Face Amount of Securities, resulting in a loss on the Face Amount of 1.25% for each 1% decline in the price of the Underlying in excess of the Threshold Percentage, calculated as follows:

$1,000 + [$1,000 × (Underlying Return - Threshold Percentage) x Downside Participation Factor]

In this scenario, you will lose some or all of the Face Amount.

1
In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

3
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative and if the Underlying Return is negative, whether it is less than the Threshold Percentage. If the Underlying Return is negative and less than the Threshold Percentage, Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount of 1.25% for each 1% decline in the price of the Underlying in excess of the Threshold Percentage. Accordingly, you will lose some or all of your initial investment if the Underlying Return is negative and less than the Threshold Percentage.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the return of the Underlying is not less than the Threshold Percentage at the time of sale.  You can receive the full potential benefit of the Threshold Percentage only if you hold your Securities to maturity.

♦
The Participation Rate Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Underlying’s return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates' expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying would have.

♦
Single Stock Risk — The Securities are linked to the common stock of a single Underlying. The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your Securities.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events affecting the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
There Is No Affiliation Between the Underlying Issuer and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Underlying Issuer — We are not affiliated with the Underlying Issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Issuer. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlying and the Underlying Issuer. You, as an investor in the Securities, should make your own investigation into the Underlying and the Underlying Issuer. The Underlying Issuer is not involved in the Securities offered hereby in any way and has no obligations of any sort with respect to your Securities. The Underlying Issuer does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately twelve months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the Securities will be outstanding until the Maturity Date, their value may decline significantly due to the factors described above even if the Closing Price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities —  We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies related to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Underlying Return and Payment at Maturity based on the Final Price of the Underlying. The calculation agent can postpone the determination of the Final Price, the Underlying Return and the Maturity Date if a market disruption event occurs on the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor upon the occurrence of certain corporate events. Deutsche Bank AG will also determine the Issuer's estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Stock Price of the Underlying and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $1,000 Face Amount of Securities for a hypothetical range of performances for the Underlying from -100.00% to +100.00%, reflect the Downside Participation Factor of 1.25 and the Threshold Percentage of -20.00% and assume an Initial Price of $100.00, and a Participation Rate of 182.50% (the midpoint of the participation rate range of 175.00% to 190.00%). The actual Initial Price and Participation Rate will be determined on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Stock Adjustment Factor.

Final Price	Underlying Return (%)	Payment at Maturity ($)	Return on Securities (%)
$200.00	100.00%	$2,825.00	182.50%
$190.00	90.00%	$2,642.50	164.25%
$180.00	80.00%	$2,460.00	146.00%
$170.00	70.00%	$2,277.50	127.75%
$160.00	60.00%	$2,095.00	109.50%
$150.00	50.00%	$1,912.50	91.25%
$140.00	40.00%	$1,730.00	73.00%
$130.00	30.00%	$1,547.50	54.75%
$120.00	20.00%	$1,365.00	36.50%
$110.00	10.00%	$1,182.50	18.25%
$100.00	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$875.00	-12.50%
$60.00	-40.00%	$750.00	-25.00%
$50.00	-50.00%	$625.00	-37.50%
$40.00	-60.00%	$500.00	-50.00%
$30.00	-70.00%	$375.00	-62.50%
$20.00	-80.00%	$250.00	-75.00%
$10.00	-90.00%	$125.00	-87.50%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Price of $110.00 is greater than the Initial Price of $100.00, resulting in an Underlying Return of 10.00%. Because the Underlying Return is 10.00%, Deutsche Bank AG will pay you a Payment at Maturity of $1,182.50 per $1,000 Face Amount of Securities (a return of 18.25%), calculated as follows:

$1,000 + ($1,000 x Underlying Return x Participation Rate)

$1,000 + ($1,000 × 10.00% x 182.50%) = $1,182.50

Example 2 — The Final Price is equal to the Initial Price of $100.00, resulting in an Underlying Return of zero. Because the Underlying Return is zero, Deutsche Bank AG will pay you a Payment at Maturity of $1,000 per $1,000 Face Amount of Securities (a return of 0.00%).

Example 3 — The Final Price of $90.00 is less than the Initial Price of $100.00, resulting in an Underlying Return of -10.00%. Because the Underlying Return is negative and the Underlying’s percentage decline from the Initial Price to the Final Price results in an Underlying Return that is not less than the Threshold Percentage of -20.00%, Deutsche Bank AG will pay you a Payment at Maturity of $1,000 per $1,000 Face Amount of Securities (a return of 0.00%).

Example 4 — The Final Price of $30.00 is less than the Initial Price of $100.00, resulting in an Underlying Return of -70.00%. Because the Underlying Return is negative and the Underlying’s percentage decline from the Initial Price to the Final Price results in an Underlying Return is less than the Threshold Percentage of -20.00%, Deutsche Bank AG will pay you less than the full Face Amount, resulting in a loss of 1.25% of the Face Amount for every 1.00% decline of the Underlying in excess of the Threshold Percentage, and the Payment at Maturity of $375.00 per $1,000 Face Amount of Securities (a return of -62.50%), calculated as follows:

$1,000 + [$1,000 × (Underlying Return - Threshold Percentage) x 1.25]

$1,000 + [$1,000 × (-70.00% + 20.00%) x 1.25] = $375.00

If the Underlying Return is negative and less than the Threshold Percentage, you will incur a loss on the Face Amount of 1.25% for each 1% decline in the price of the Underlying in excess of the Threshold Percentage. Under these circumstances, you will lose some or all of the Face Amount at maturity. Any payment on the Securities, including any repayment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

Information about the Underlying

All disclosure contained in this free writing prospectus regarding the Underlying is derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about the Underlying contained in this free writing prospectus. You should make your own investigation into the Underlying.

Included on the following pages is a brief description of the Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlying as an indication of future performance. The Underlying is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Exxon Mobil Corporation
According to publicly available information, Exxon Mobil Corporation operates and markets products in the energy business, which includes the exploration for, and production of, crude oil and natural gas, the manufacturing of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Information filed by Exxon Mobil Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02256, or its CIK Code: 0000034088. The common stock of Exxon Mobil Corporation is traded on the New York Stock Exchange under the symbol “XOM.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Exxon Mobil Corporation, based on daily closing prices on the primary exchange for the common stock of Exxon Mobil Corporation, as reported by Bloomberg. The closing price of Exxon Mobil Corporation’s common stock on May 13, 2014 was $102.36. The actual Initial Price will be the Closing Price of Exxon Mobil Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2009	6/30/2009	$74.05	$64.75	$69.91
7/1/2009	9/30/2009	$72.75	$65.12	$68.61
10/1/2009	12/31/2009	$76.47	$66.58	$68.19
1/1/2010	3/31/2010	$70.30	$64.35	$66.98
4/1/2010	6/30/2010	$69.29	$57.07	$57.07
7/1/2010	9/30/2010	$62.72	$56.57	$61.79
10/1/2010	12/31/2010	$73.42	$62.19	$73.12
1/1/2011	3/31/2011	$87.07	$74.55	$84.13
4/1/2011	6/30/2011	$87.98	$76.78	$81.38
7/1/2011	9/30/2011	$85.22	$68.03	$72.63
10/1/2011	12/31/2011	$85.28	$71.15	$84.76
1/1/2012	3/31/2012	$87.49	$83.53	$86.73
4/1/2012	6/30/2012	$87.07	$77.60	$85.57
7/1/2012	9/30/2012	$92.30	$83.11	$91.45
10/1/2012	12/31/2012	$93.48	$85.10	$86.55
1/1/2013	3/31/2013	$91.76	$87.70	$90.11
4/1/2013	6/30/2013	$92.80	$86.08	$90.35
7/1/2013	9/30/2013	$95.20	$86.04	$86.04
10/1/2013	12/31/2013	$101.51	$85.16	$101.20
1/1/2014	3/31/2014	$101.07	$89.52	$97.68
4/1/2014	5/13/2014*	$103.11	$96.72	$102.36

*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2014 includes data for the period through May 13, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the common stock of Exxon Mobil Corporation from May 13, 2009 through May 13, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical closing price that, if it were the Final Price, would result in an Underlying Return that is equal to the Threshold Percentage of -20.00%, assuming the Initial Price was equal to $102.36, which was the closing price of Exxon Mobil Corporation’s common stock on May 13, 2014. The actual Initial Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity), and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $35.00 per $1,000 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.